UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. __)
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 23, 2010
GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-34871	54-1248422

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2553 Dulles View Drive, #100 Herndon, Virginia	20171-5219

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 502-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 24, 2011, GTSI Corp. (the “Company” or “GTSI”) entered into an Employment Agreement, effective as of December 1, 2010, with Sterling Phillips, GTSI’s Chief Executive Officer (“CEO”) and President (the “Agreement”) pursuant to which Mr. Phillips will be employed by GTSI as CEO and President until such employment is terminated pursuant to the Agreement. As previously announced, Mr. Phillips accepted his appointment as CEO and President by the GTSI Board of Directors (the “Board”) on November 23, 2010, and took such offices on December 1, 2010, filling a position left open since the voluntary resignation of the former Chief Executive Officer and President on October 26, 2010. The Company filed a current report on Form 8-K on November 30, 2010 to disclose Mr. Phillips’ appointment as CEO and President. However, at that time, the Company and Mr. Phillips had not yet agreed upon the material terms of Mr. Phillips’ appointment as CEO and President. Accordingly, the purpose of this amendment to the Form 8-K is to disclose the material terms of the Agreement.
Prior to assuming his current role with GTSI, Mr. Phillips, age 64, had been a venture partner at FirstMark Capital LLC, formerly Pequot Venture. Prior to that, Mr. Phillips served for six years as Chairman and CEO of Analex Corporation, a publicly traded federal professional services firm that was acquired in 2007 by QinetiQ North America. Before serving as Analex’s Chairman and Chief Executive Officer, he was senior vice president of Federal Data Corporation, which is now a part of Northrop Grumman. Mr. Phillips holds a BS in psychology from the University of North Carolina at Chapel Hill.
The Agreement provides that Mr. Phillips will receive (a) a base salary of $400,000 per annum, with a targeted incentive of up to $450,000 in the form of cash and restricted stock subject to 100% attainment for specific performance goals established by the Board. For 2011, the Board has guaranteed 50% of Mr. Phillips’ incentive opportunity (at 100% attainment), an amount equal to $225,000. Annual base salary and targeted incentives will be reviewed annually by the Board. In addition, Mr. Phillips has been granted 200,000 stock options under the Company’s Stock Incentive Plan, with the grant date of November 23, 2010, vesting in one-third equal increments on each of the first three anniversaries of the grant date, subject to Mr. Phillips’ continued employment as of the date of vesting of the options. The options have an exercise period of up to 7 years and an exercise price of $4.77 per share, which was based on the $4.77 per share closing price of GTSI’s common stock on November 23, 2010.
If a change of control of GTSI, as defined in the Agreement, occurs and Mr. Phillips’ employment is terminated by the Company without cause or by Mr. Phillips for good reason, as defined in the Agreement, Mr. Phillips will be entitled to, among other benefits normally provided to other GTSI executives, severance equal to 12 months of his annual base salary at the time of termination, accelerated vesting of stock awards (whether restricted stock, stock options or other awards), as well as other benefits that will have accrued as of the termination date. The severance amounts would be paid during the 12 months following the termination date in accordance with Company’s standard payroll schedule.

If the Company terminates Mr. Phillips’ employment without cause, as defined in the Agreement, prior to his 65th birthday, he will be entitled to, among other benefits normally provided to other GTSI executives, severance equal to 12 months of his annual base salary at the time of termination payable during the first 12 months after the termination date in accordance with the Company’s standard payroll schedule.
The Agreement also provides that, subject to applicable laws, the Board will nominate Mr. Phillips for election as a Board member by the Company’s stockholders while he is employed under the Agreement.
The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached to this current report as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

99.1	Employment Agreement dated as of December 1, 2010 between Sterling Phillips and GTSI Corp.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.
By:	/s/ Peter Whitfield
Peter Whitfield
Chief Financial Officer
Date: January 28, 2011